Exhibit 99.1

     Internet Capital Group Announces Financial Results for First
  Quarter 2004; Net Loss, Excluding Unusual Items, Decreases by 57%;
            Stockholders' Equity Increases to $129 Million

    WAYNE, Pa.--(BUSINESS WIRE)--May 6, 2004--Internet Capital Group, Inc. (Nasdaq:ICGE) today reported its results for the first quarter ended March 31, 2004.
    "This year has already proven to be a transition from survival mode to a heightened focus on growth and value creation, as evidenced by encouraging partner company progress and our recent announcement of additional financing and plans to satisfy our outstanding debt ahead of maturity," said Walter Buckley, ICG's chairman and chief executive officer. "The knowledge we've gained from experiencing the challenging environment of the last few years, coupled with a strengthened balance sheet and the progress being made at the partner companies, puts us in a good position to build and develop our e-business applications companies. Ultimately, we believe these actions will drive stockholder value."

    Highlights of the first quarter are as follows:

    -- Consolidated net loss for the first quarter of 2004 was $(124) million, compared to $(18) million in the prior year. Unusual items reported in the first quarter results include charges relating to debt-for-equity exchanges of $(133) million, or $(0.21) per share, and gains relating to sales of eMerge Interactive and Onvia.com common stock of $19 million, or $0.03 per share. The prior year quarter included gains relating to cash debt repurchases of $6 million or $0.02 per share and other charges of $(1) million. Excluding unusual items, net loss for the quarter was $(10) million versus $(23) million for the 2003 period, an approximate reduction of 57%.

    -- For the third consecutive quarter, private Core companies reported positive Aggregate EBITDA. Private Core companies reported $3.2 million of Aggregate EBITDA versus an Aggregate EBITDA loss of $(7.1) million in the prior year period.

    -- Stockholders' equity increased to $129 million at March 31, 2004 versus a deficit of $(19.3) million at December 31, 2003.

    -- ICG entered into an agreement to secure $60 million in financing, which is expected to close on Monday, May 10, 2004. The net proceeds will be used to redeem the remaining $39.1 million in outstanding convertible notes, and the balance will be applied to general working capital as well as potential acquisitions of interests in new and existing partner companies.

    -- Cash on an ICG corporate basis increased by $4.3 million, from $50.6 million at December 31, 2003 to $54.9 million at March 31, 2004. As of March 31, 2004, the market value of ICG's holdings in its three public partner companies and the receivable from the sale of Onvia.com common stock totaled approximately $16.4 million.

    ICG Financial Results

    ICG reported consolidated revenue of $12 million and a net loss of $(124) million, or $(0.19) per share, for the first quarter of 2004. This compares to consolidated revenue of $19 million and a net loss of $(18) million, or $(0.07) per share, for the comparable 2003 period. The decrease in revenue is primarily due to the loss of a significant customer and the deconsolidation of two partner companies.
    Results for the first quarter of 2004 include $114 million of unusual net charges, which primarily relate to the accounting for the debt-for-equity exchanges and gains on public partner company monetizations, compared to $5 million of net gains reported for the corresponding 2003 period.
    "We are encouraged by the progress we made this quarter as our consolidated net losses continue to narrow, excluding the effects of the debt-for-equity exchanges and other unusual items," commented Anthony Dolanski, chief financial officer of ICG. "We're currently in the best financial position we've been in for a number of years, demonstrated by our reporting positive stockholders' equity and our recently announced financing. We are able to fully focus all of our capital and expertise on maximizing the success of our partner companies by driving earnings and revenue growth."

    Private Core Company Results

    In an effort to illustrate macro trends within its private Core companies, ICG provides an aggregation of revenue and net loss figures reflecting 100% of the revenue and Aggregate EBITDA for these companies. The Company has consistently defined Aggregate EBITDA for these purposes as earnings/(losses) before interest, tax, depreciation, amortization and excluding stock-based compensation, restructuring charges and impairments ("Aggregate EBITDA"). ICG does not own its Core companies in their entirety and, therefore, this information should be considered in this context. Aggregate revenue and Aggregate EBITDA, in this context, represent certain of the financial measures used by the Company's management to evaluate the performance for Core companies. The Company's management believes these non-GAAP financial measures provide useful information to investors, potential investors, securities analysts and others so each group can evaluate private Core companies' current and future prospects in a similar manner as the Company's management. A reconciliation to the most comparable GAAP measure is included as an attachment to this release.
    As part of our annual review of the Core category composition, iSky and Syncra have been moved to the Emerging category. ICG's private Core company results reflect these changes and all prior periods have been retroactively adjusted.
    ICG's private Core companies reported the following financial results:

    -- Positive Aggregate EBITDA of $3.2 million for the quarter as compared with a $(7.1) million Aggregate EBITDA loss in the first quarter of 2003. This is the third consecutive quarter in which these companies have reported positive Aggregate EBITDA.

    -- Aggregate revenue for ICG's private Core companies was $78 million for the quarter, or a 13% increase over aggregate revenue of $69 million during the first quarter of 2003.

    -- For the quarter, ICG's private Core companies also reported an aggregate $(5) million net loss as compared with a $(16) million net loss in the first quarter of 2003.

    ICG expects that based on private Core company first quarter results and the Company's visibility into the remainder of 2004, both revenues and earnings will continue to be an improvement over those of 2003.

    ICG will host a webcast at 10:00am ET today to discuss results. As part of the live webcast for this call, ICG will post a slide presentation to accompany the prepared remarks. To access the webcast, go to http://www.internetcapital.com/investors/presentations and click on the link for the first quarter conference call webcast. Please log on to the website approximately ten minutes prior to the call to register and download and install any necessary audio software. The conference call is also accessible through listen-only mode at 877-211-0292. The international dial in number is 706-679-0702. The pass code to the call is "First Quarter Earnings."
    For those unable to participate in the conference call, a replay will be available beginning May 6, 2004 at 11:00am until May 13, 2004 at 11:59pm. To access the replay, dial 800-642-1687 (domestic) or 706-645-9291 (international). The access code is 7017394. The replay and slide presentation can also be accessed on the Internet Capital Group web site at http://www.internetcapital.com/investors/presentations.

    About Internet Capital Group

    Internet Capital Group (www.internetcapital.com) is an e-business applications holding company that builds, acquires, and owns software and services businesses that leverage the Internet to help organizations operate more productively. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of e-business companies that take advantage of the evolution to Internet architectures in key business sectors.

    Safe Harbor Statement under Private Securities Litigation Reform
Act of 1995

    The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in additional partner companies, debt obligations, additional financing requirements, the effect of economic conditions generally and in the e-commerce and information technology markets specifically, and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.


                     Internet Capital Group, Inc.
                 Consolidated Statements of Operations

                 (In thousands, except per share data)

                                                  Three Months Ended
                                                       March 31,
                                                 ---------------------
                                                    2004       2003
                                                 ---------------------


 Revenue                                           $12,146    $19,395

 Operating Expenses
     Cost of revenue                                 7,434     11,934
     Selling, general and administrative             8,876     15,730
     Research and development                        2,495      5,461
     Amortization of intangibles                       786      1,724
     Impairment related and other                      653        537
                                                 ---------------------
       Total operating expenses                     20,244     35,386
                                                 ---------------------
                                                    (8,098)   (15,991)
 Other income (loss), net                         (113,739)     5,774
 Interest income                                       227        442
 Interest expense                                   (1,630)    (4,553)
                                                 ---------------------
 Loss before minority interest and equity loss    (123,240)   (14,328)

 Minority interest                                     630      1,434
 Equity loss                                        (1,185)    (4,925)
                                                 ---------------------
 Loss from continuing operations                  (123,795)   (17,819)
 Income (loss) on discontinued operations                -       (283)
                                                 ---------------------
 Net loss                                        $(123,795)  $(18,102)
                                                 =====================

 Historical basic and diluted loss per
  share: (a)
 Loss from continuing operations                    $(0.19)    $(0.07)
 Discontinued operations                                 -          -
                                                 ---------------------
                                                    $(0.19)    $(0.07)
                                                 =====================

 Shares used in computation of historical basic
  and diluted loss per share                       637,068    269,580
                                                 =====================

 Proforma basic and diluted loss per share: (a)
 Loss from continuing operations                    $(3.89)    $(1.32)
 Discontinued operations                                 -      (0.02)
                                                 ---------------------
                                                    $(3.89)    $(1.34)
                                                 =====================

 Shares used in computation of proforma basic
  and diluted loss per share                        31,853     13,479
                                                 =====================

(a) The Company reported net loss per share using historical shares in the press release above. The proforma net loss calculation takes into effect the reverse stock split to be effective end of day May 7, 2004.


                     Internet Capital Group, Inc.
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                                 March 31,   Dec. 31,
                                                   2004        2003
                                                ----------  ----------

 ASSETS
     Cash, cash equivalents and short-term
      investments                                 $81,591     $79,409
     Other current assets                          31,932      32,030
                                                ----------  ----------
         Total current assets                     113,523     111,439
     Assets of discontinued operations                278         278
     Fixed assets, net                              2,144       2,368
     Ownership interests in and
       advances to Partner Companies               55,721      53,415
     Goodwill                                      45,196      45,196
     Intangibles, net                               5,814       6,452
     Available-for-sale securities                 10,582       6,714
     Other assets                                   4,549       5,301
                                                ----------  ----------
         Total Assets                            $237,807    $231,163
                                                ==========  ==========


 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
     Current maturities of convertible
      subordinated notes                          $39,111    $173,919
     Other current
      liabilities                                  56,819      61,280
                                                ----------  ----------
         Total current liabilities                 95,930     235,199
     Liabilities of discontinued operations           278         278
     Minority interest and other liabilities       12,890      14,980
                                                ----------  ----------
         Total Liabilities                        109,098     250,457
     Stockholders' equity (deficit)               128,709     (19,294)
                                                ----------  ----------
         Total Liabilities and Stockholders'
          Equity (Deficit)                       $237,807    $231,163
                                                ==========  ==========


                     Internet Capital Group, Inc.
             Reconciliation of Non-GAAP financial measures
                     to GAAP Consolidated Results
                            ($ in millions)

                                        ----- ----- ----- ----- ------
                                         1Q    2Q    3Q    4Q     1Q
                                         03    03    03    03     04
                                        ----- ----- ----- ----- ------
   Revenue
   -----------------------------------
   Aggregate Private Core Company
    Revenue (a)                          $69   $73   $77   $82    $78
        Non-consolidated Partner
         Companies                       (50)  (55)  (61)  (65)   (66)
                                        ----- ----- ----- ----- ------
   Consolidated Revenue                  $19   $18   $16   $17    $12
                                        ===== ===== ===== ===== ======


   Loss
   -----------------------------------
   Aggregate Private Core Company
    EBITDA (a) (b)                       $(7)  $(2)   $3    $9     $3
         Interest, Taxes,
          Depreciation, Amortization,
          Stock-Based Compensation and
          non-recurring items             (9)   (9)  (15)  (14)    (8)
                                        ----- ----- ----- ----- ------
   Aggregate Private Core Company Net
    Loss                                $(16) $(11) $(12)  $(5)   $(5)
         Amount attributable to other
          shareholders                    (6)   (4)   (8)    -      -
                                        ----- ----- ----- ----- ------
   ICG's share of  Net Loss of Private
    Core Companies                      $(10)  $(7)  $(4)  $(5)   $(5)
   ICG's share of Net Loss of Public
    Core Companies                        (2)   (1)   (1)    -      -
   ICG's share of Net Loss of Emerging
    and Disposed Companies                (2)   (1)    -    (1)     -
   Losses from Discontinued Operations     -    (1)   (1)    -      -
   Corporate Expenses and Interest
    Expense, Net                          (9)   (9)   (8)   (7)    (5)
   Other Income (Loss), Impairments
    and Other (c)                          5    (7)  (22)  (43)  (114)
                                        ----- ----- ----- ----- ------
   Consolidated Net Income (Loss)       $(18) $(26) $(36) $(56) $(124)
                                        ===== ===== ===== ===== ======

(a) Total Private Core Company figures are based on the financial statements prepared by each partner company and, in some cases, adjustments and estimates by Internet Capital Group. In addition, these figures are preliminary in nature, are subject to change and may differ from previously reported figures as a result of, among other things, changes in the composition of the private core group of companies, changes to reported figures by each partner company for any necessary corrections, changes resulting from differing interpretations of accounting principles upon review by the Securities and Exchange Commission, or changes in accounting literature.

(b) The Company has consistently defined Aggregate EBITDA for these purposes as earnings/(losses) before interest, tax, depreciation and amortization and excluding stock based compensation, restructuring charges and impairments. EBITDA is a commonly used metric and is presented here to enhance understanding of our partner company operating results. EBITDA does not measure financial performance under GAAP and other companies may present similarly titled measures that are calculated differently. EBITDA is not an alternative to operating or net income/(loss), as determined in accordance with GAAP, as an indicator of performance, nor is it an alternative to cash flow from operations as determined in accordance with GAAP, as a measure of liquidity.

(c) Detail of Other Income
     (Loss), Impairments and
     Other                   1Q 03  2Q 03   3Q 03    4Q 03    1Q 04
                             -----  -----  -------  -------  --------
   Debt for equity exchange
    expense                  $ -    $ -    $(31)(d) $(35)(d) $(133)(d)
   Gain from cash debt
    repurchases                  6    -      -        -         -
   Impairments of Partner
    Companies                  -       (4)   -        -         -
   Loss from discontinued
    operations transactions    -      -      -        (9)       -
   Gains (losses) on Partner
    Company dispositions        (1)    (1)    2        1        19
   Corporate restructuring     -       (2)    7       -         -
                             -----  -----  -------  -------  --------
                                $5    $(7) $(22)    $(43)    $(114)
                             =====  =====  =======  =======  ========

(d) Under Statement of Financial Accounting Standards No. 84, "Induced Conversion of Convertible Debt", the Company is required to record a non-cash accounting expense equal to the fair value of shares issued in excess of the fair value of shares issuable pursuant to the original conversion terms. Such expense amounted to $30.6 million, $35.1 million and $132.6 million during the three months ended September 30, 2003, December 31, 2003, and March 31, 2004, respectively, which is offset by an increase to stockholders' equity.


INTERNET CAPITAL GROUP, INC.

March 31, 2004

Description of Terms for Consolidated Statements of Operations and Supplemental Information - Consolidated Statements of Operations
----------------------------------------------------------------------

Consolidated Statements of Operations
-------------------------------------

Effect of Various Accounting Methods on our Results of Operations

The various interests that the Company acquires in its partner companies are accounted for under three methods: consolidation, equity method and cost method. The effect of a partner company's net results of operations on the Company's net results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, because under each of these methods only our share of the earnings or losses of a partner company is reflected in its net results of operations in the Consolidated Statements of Operations. The applicable accounting method is generally determined based on the Company's voting interest in a partner company.

Consolidation. Partner companies in which the Company directly or indirectly possesses voting control or those where the Company has effective control, and for which other shareholders do not possess the right to participate in significant management decisions are generally accounted for under the consolidation method of accounting. Under this method, a partner company's accounts (revenue, cost of revenue, selling, general and administrative, research and development, impairment related and other, amortization of intangibles, other income (loss) and interest income/expense) are reflected within the Company's Consolidated Statements of Operations. Participation of other partner company stockholders in the earnings or losses of a consolidated partner company is reflected in the caption "Minority interest" in the Company's Consolidated Statements of Operations. Minority interest adjusts the Company's consolidated net results of operations to reflect only its share of the earnings or losses of the consolidated partner company. As of March 31, 2004, the Company accounted for 2 of its partner companies under this method.

Equity Method. Partner companies whose results the Company does not consolidate, but over whom it exercises significant influence, are generally accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a partner company depends on an evaluation of several factors including, among others, representation on the partner company's board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the partner company, including voting rights associated with the Company's holdings in common, preferred and other convertible instruments in the partner company. Under the equity method of accounting, a partner company's accounts are not reflected within the Company's Consolidated Statements of Operations; however, its share of the earnings or losses of the partner company is reflected in the caption "Equity Loss" in the Consolidated Statements of Operations. As of March 31, 2004, the Company accounted for 13 of its partner companies under this method.

Cost Method. Partner companies not accounted for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company's share of the earnings or losses of these companies is not included in the Company's Consolidated Statements of Operations. As of March 31, 2004, the Company accounted for 14 of its partner companies under this method.

Supplemental Information - Consolidated Statements of Operations
----------------------------------------------------------------

ICG's share of net loss of Core, Emerging and disposed Partner
Companies

Represents ICG's share of the net loss of Core, Emerging and disposed Partner Companies accounted for under the consolidated and equity method of accounting.

Discontinued Operations

During the three months ended December 31, 2003, one of the Company's consolidated Partner Companies, OneCoast Network, disposed of substantially all of its assets. Accordingly, the operating results of this discontinued operation have been presented separately from continuing operations.

During the three months ended December 31, 2002, two of the Company's consolidated Partner Companies, Delphion and Logistics, disposed of substantially all of their assets. Accordingly, the operating results of these two discontinued operations have been presented separately from continuing operations.

Corporate Expenses and Interest Expense, net

General and administrative expenses consist of payroll and related expenses for executive, operational, acquisitions, finance and administrative personnel, professional fees and other general corporate expenses for Internet Capital Group. Stock-based compensation is included and primarily consists of non-cash charges related to certain compensation arrangements.

Interest expense relates primarily to the interest expense on the Company's outstanding 5.5 % convertible notes due December 2004.

Debt for equity exchange expense

During the three months ended March 31, 2004, the Company, in a number of transactions, exchanged $134.8 million of its 5.5 % convertible notes in exchange for 317.7 million shares of common stock. Under Statement of Financial Accounting Standards No. 84, "Induced Conversions of Convertible Debt", the Company is required to record a non-cash accounting expense equal to the fair value of shares issued in excess of the fair value of shares issuable pursuant to the original conversion terms. Such expense is calculated as follows:

                                                        Q1 '04
                                                        ------
                                                    (in millions)
Bonds repurchased                                      $ 134.8
                                                        ------
Shares issued for debt exchanges                         317.7
                                                        ------
Fair value of shares issued                            $ 133.3
Fair value of shares issuable -original terms           $ (0.4)
Accrued interest                                        $ (0.8)
Debt issue costs expensed                                  0.5
                                                        ------
Net expense recorded                                    $132.6
                                                        ======

Gain (losses) on Partner Company dispositions

During the three months ended March 31, 2004, the Company disposed of the majority of its holdings in eMerge Interactive and all of its holdings in Onvia.com and recorded a gain of approximately $19 million.


                     Internet Capital Group, Inc.
         Schedule of Ownership Interests in Partner Companies
                            March 31, 2004
----------------------------------------------------------------------
 PRIVATE CORE                                        PRIMARY OWNERSHIP
----------------------------------------------------------------------
  Blackboard, Inc.                                          15%
  CommerceQuest, Inc.                                       80%
  CreditTrade Inc.                                          30%
  eCredit.com, Inc.                                         40%
  Freeborders, Inc.                                         48%
  GoIndustry AG                                             54%
  ICG Commerce Holdings, Inc.                               76%
  Investor Force Holdings, Inc.                             38%
  LinkShare Corporation                                     40%
  Marketron International, Inc.                             40%
  StarCite, Inc.                                            17%
----------------------------------------------------------------------

----------------------------------------------------------------------
PRIVATE EMERGING                                     PRIMARY OWNERSHIP
----------------------------------------------------------------------
  Agribuys, Inc.                                            26%
  Anthem/CIC Ventures Fund LP                                9%
  Arbinet-thexchange Inc.                                    3%
  Axxis, Inc. (f/k/a FuelSpot.com, Inc.)                     9%
  Captive Capital Corporation                                5%
  ClearCommerce Corporation                                 11%
  ComputerJobs.com, Inc.                                    46%
  Co-nect Inc.                                              36%
  Emptoris, Inc.                                             9%
  Entegrity Solutions Corporation                            2%
  iSky, Inc.                                                25%
  Jamcracker, Inc.                                           2%
  Mobility Technologies, Inc.                                3%
  Syncra Systems, Inc.                                      31%
  Tibersoft Corporation                                      5%
----------------------------------------------------------------------

----------------------------------------------------------------------
 PUBLIC CORE                                        COMMON SHARES HELD
----------------------------------------------------------------------
  eMerge Interactive, Inc. (Nasdaq:EMRG)                1,053,964
  Universal Access Global Holdings Inc. (Nasdaq:UAXS)   1,083,206
  Verticalnet, Inc.  (Nasdaq:VERT)                      2,917,794
----------------------------------------------------------------------

    CONTACT: Internet Capital Group, Inc.
             Karen Greene, 610-727-6900
             IR@internetcapital.com